AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER is made as of the  day of January, 2002

AMONG:

                  CIRUS TELECOM, INC., a body corporate formed pursuant to the laws of the State of Delaware and having an office for business located at 4306 Main Street, Flushing, New York 11355

                  ("Cirus")

AND:

                  THC MERGER CORP., a body corporate formed pursuant to the laws of the State of Delaware and a wholly owned subsidiary of Cirus

                  (the "Acquirer")

AND:

                  THC INTERNET SOLUTIONS, INC., a body corporate formed pursuant to the laws of the State of Delaware and having an office for business located at 2557 Amsterdam Avenue, New York, New York 10033

                  ("THC")

                  AND: FANNY LEWANDOWSKI, c/o THC Internet Solutions, 2557 Amsterdam Avenue, New York, New York 10033

                  ("Lewandowski")

                  AND: JEFFREY L. COOK, c/o THC Internet Solutions, 2557 Amsterdam Avenue, New York, New York 10033

                  ("Cook")

AND:

                  KEVIN MORAN, 84 Business Park Avenue, Suite 113, Armonk, New York 10504

                  ("Moran")

AND:

                  ANGEL ARIAS, c/o THC Internet Solutions, 2557 Amsterdam Avenue, New York, New York 10033

                  ("Arias", and Lewandowski, Cook, Moran and Arias are hereinafter referred to as the "THC Shareholders")

WHEREAS:

A. THC is a Delaware State corporation engaged in the business of reselling value added telecommunications products including phone cards;

B. The THC Shareholders own 1,500 THC Shares, being 100% of the presently issued and outstanding THC Shares;

C. Cirus is a reporting company whose common stock is quoted on the NASD "Bulletin Board" and which is engaged in the business of providing long distance telecommunications services;

D. The respective Boards of Directors of Cirus, THC and the Acquirer deem it advisable and in the best interests of Cirus, THC and the Acquirer that THC merge with and into the Acquirer (the "Merger") pursuant to this Agreement and the Certificate of Merger, and the applicable provisions of the laws of the State of Delaware; and

E. It is intended that the Merger shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

Definitions

1.1      In this Agreement the following terms will have the following meanings:

         (a) "Acquisition Shares" means the Initial Acquisition Shares and Additional Acquisition Shares, if any;

         (b) "Additional Acquisition Shares" means the additional Cirrus Common Shares issued to the THC Shareholders as a result of
                  Section 12.2 below.


         (c) "Agreement" means this agreement and plan of merger among Cirus, the Acquirer, THC, and the THC Shareholders;


         (d) "Cirus Accounts Payable and Liabilities" means all accounts payable and liabilities of Cirus, on a consolidated basis, due and owing or otherwise constituting a binding obligation of Cirus and its subsidiaries (other than a Cirus Material Contract) as of December 31, 2001 as set forth is Schedule "B" hereto;

         (e) "Cirus Accounts Receivable" means all accounts receivable and other debts owing to Cirus, on a consolidated basis, as of December 31, 2001 as set forth in Schedule "C" hereto;

         (f) "Cirus Assets" means the undertaking and all the property and assets of the Cirus Business of every kind and description wheresoever situated including, without limitation, Cirus Equipment, Cirus Inventory, Cirus Material Contracts, Cirus Accounts Receivable, Cirus Cash, Cirus Intangible Assets and Cirus Goodwill, and all credit cards, charge cards and banking cards issued to Cirus;

         (g) "Cirus Bank Accounts" means all of the bank accounts, lock boxes and safety deposit boxes of Cirus and its subsidiaries or relating to the Cirus Business as set forth in Schedule "D" hereto;

         (h) "Cirus Business" means all aspects of the business conducted by Cirus and its subsidiaries, including, without limitation, providing long distance telecommunications services;

         (i) "Cirus Cash" means all cash on hand or on deposit to the credit of Cirus and its subsidiaries on the Closing Date;

         (j) "Cirus Common Shares" means the shares of common stock in the capital of Cirus;

         (k) "Cirus Debt to Related Parties" means the debts owed by Cirus and its subsidiaries to any affiliate, director or officer of Cirus as described in Schedule "E" hereto;

         (l) "Cirus Equipment" means all machinery, equipment, furniture, and furnishings used in the Cirus Business, including, without limitation, the items more particularly described in Schedule "F" hereto;

         (m) "Cirus Financial Statements" means, collectively, the audited consolidated financial statements of Cirus for the fiscal year ended September 30, 2001, together with the unqualified auditors' report thereon, true copies of which are attached as Schedule "A" hereto;

         (n) "Cirus Goodwill" means the goodwill of the Cirus Business including the right to all corporate, operating and trade names associated with the Cirus Business, or any variations of such names as part of or in connection with the Cirus Business, all books and records and other information relating to the Cirus Business, all necessary licenses and authorizations and any other rights used in connection with the Cirus Business;

         (o) "Cirus Insurance Policies" means the public liability insurance and insurance against loss or damage to the Cirus Assets and the Cirus Business as described in Schedule "G" hereto;

         (p) "Cirus Intangible Assets" means all of the intangible assets of Cirus and its subsidiaries, including, without limitation, Cirus Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of Cirus and its subsidiaries;

         (q)      "Cirus Inventory" means all inventory and supplies of the
                  Cirus Business as of       , 2001 as set forth in Schedule "H"
                  hereto;

         (r) "Cirus Material Contracts" means the burden and benefit of and the right, title and interest of Cirus and its subsidiaries in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Cirus or its subsidiaries are entitled whereunder Cirus or its subsidiaries are obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, and those contracts listed in Schedule "I" hereto;

         (s) "Closing" means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

         (t) "Closing Date" means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

         (u) "Effective Time" means the date of the filing of an appropriate Certificate of Merger in the form required by the State of Delaware, which certificate shall provide that the Merger shall become effective upon such filing;

         (v) "Initial Acquisition Shares" means the 71,025,145 Cirus Common Shares to be issued to the THC Shareholders at Closing pursuant to the terms of the Merger;

         (w) "Merger" means the merger, at the Effective Time, of THC and the Acquirer pursuant to this Agreement and Plan of Merger;

         (x)      "Merger Consideration" means the Acquisition Shares;

         (y) "Place of Closing" means the offices of Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, New York, NY 10018 or such other place as Cirus and THC may mutually agree upon;

         (z) "State Corporation Law" means the General Corporation Law of the State of Delaware;

         (aa) "Surviving Company" means the Acquirer following the merger with THC;

         (bb) "THC Accounts Payable and Liabilities" means all accounts payable and liabilities of THC, on a consolidated basis, due and owing or otherwise constituting a binding obligation of THC (other than a THC Material Contract) as of December 31, 2001 as set forth in Schedule "K" hereto;

         (cc) "THC Accounts Receivable" means all accounts receivable and other debts owing to THC, on a consolidated basis, as of December 31, 2001 as set forth in Schedule "L" hereto;

         (dd) "THC Assets" means the undertaking and all the property and assets of the THC Business of every kind and description wheresoever situated including, without limitation, THC Equipment, THC Inventory, THC Material Contracts, THC Accounts Receivable, THC Cash, THC Intangible Assets and THC Goodwill, and all credit cards, charge cards and banking cards issued to THC;

         (ee) "THC Bank Accounts" means all of the bank accounts, lock boxes and safety deposit boxes of THC or relating to the THC Business as set forth in Schedule "M" hereto;

         (ff) "THC Business" means all aspects of the business conducted by THC, as the case may be, including, without limitation, reselling value added telecommunications products including phone cards;

         (gg) "THC Cash" means all cash on hand or on deposit to the credit of THC on the Closing Date;

         (hh) "THC Debt to Related Parties" means the debts owed by THC to the THC Shareholders or to any family member thereof, or to any affiliate, director or officer of THC or the THC Shareholders as described in Schedule "N";

         (ii) "THC Equipment" means all machinery, equipment, furniture, and furnishings used in the THC Business, including, without limitation, the items more particularly described in Schedule "O" hereto;

         (jj) "THC Financial Statements" means THC's internal statements of account, reviewed by Cirus;

         (kk) "THC Goodwill" means the goodwill of the THC Business together with the exclusive right of Cirus to represent itself as carrying on the THC Business in succession of THC subject to the terms hereof, and the right to use any words indicating that the THC Business is so carried on including the right to use the name "THC" or "THC International" or any variation thereof as part of the name of or in connection with the THC Business or any part thereof carried on or to be carried on by THC, the right to all corporate, operating and trade names associated with the THC Business, or any variations of such names as part of or in connection with the THC Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the THC Business, all necessary licenses and authorizations and any other rights used in connection with the THC Business;

         (ll) "THC Insurance Policies" means the public liability insurance and insurance against loss or damage to THC Assets and the THC Business as described in Schedule "P" hereto;

         (mm) "THC Intangible Assets" means all of the intangible assets of THC, including, without limitation, THC Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of THC;

         (nn) "THC Inventory" means all inventory and supplies of the THC Business as of December 31, 2001 as set forth in Schedule "Q" hereto;

         (oo) "THC Material Contracts" means the burden and benefit of and the right, title and interest of THC in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which THC are entitled in connection with the THC Business whereunder THC are obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, and those contracts listed in Schedule "R" hereto; and

         (pp) "THC Shares" means all of the issued and outstanding shares of THC's equity stock.


Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2 The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section References and Schedules

1.3 Any reference to a particular "Article", "section", "paragraph", "clause" or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement. The Schedules to this Agreement are as follows:

Information concerning Cirus

         Schedule "A"        Cirus Financial Statements
         Schedule "B"        Cirus Accounts Payable and Liabilities
         Schedule "C"        Cirus Accounts Receivable
         Schedule "D"        Cirus Bank Accounts
         Schedule "E"        Cirus Debts to Related Parties
         Schedule "F"        Cirus Equipment
         Schedule "G"        Cirus Insurance Policies
         Schedule "H"        Cirus Inventory
         Schedule "I"        Cirus Material Contracts

Information concerning THC

         Schedule "J"        None
         Schedule "K"        THC Accounts Payable and Liabilities
         Schedule "L"        THC Accounts Receivable
         Schedule "M"        THC Bank Accounts
         Schedule "N"        THC Debts to Related Parties
         Schedule "O"        THC Equipment
         Schedule "P"        THC Insurance Policies
         Schedule "Q"        THC Inventory
         Schedule "R"        THC Material Contracts

Severability of Clauses

1.4 If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

                                    ARTICLE 2
                                   THE MERGER

The Merger

2.1 At Closing, THC shall be merged with and into the Acquirer pursuant to this Agreement and Plan of Merger and the separate corporate existence of THC shall cease and the Acquirer, as it exists from and after the Closing, shall be the Surviving Company.

Effect of the Merger

2.2 The Merger shall have the effect provided therefor by the State Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to THC or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of THC and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of THC and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of THC and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of THC or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Certificate of Incorporation; Bylaws; Directors and Officers

2.3 The Certificate of Incorporation of the Surviving Company from and after the Closing shall be the Certificate of Incorporation of the Acquirer until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the State Corporation Law. The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of THC as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by the State Corporation Law. The Directors of the Acquirer at the Effective Time shall continue to be the Directors of the Surviving Company.

Conversion of Securities

2.4 At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer, THC or the THC Shareholders, the shares of capital stock of each of THC and the Acquirer shall be converted as follows:

         (a) Capital Stock of the Acquirer. Each issued and outstanding share of the Acquirer's capital stock shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Acquirer evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

         (b) Conversion of THC Shares. Each THC Share that is issued and outstanding at the Effective Time shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in this Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of THC Shares outstanding immediately prior to Closing. All such THC Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

Adherence with Applicable Securities Laws

2.5 The THC Shareholders agree that they are acquiring the Acquisition Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933 (United States), as amended) directly or indirectly unless:

         (a)      the sale is to Cirus;

         (b) the sale is made pursuant to the exemption from registration under the Securities Act of 1933 (United States) provided by Rule 144 thereunder; or

the Acquisition Shares are sold in a transaction that does not require registration under the Securities Act of 1933 (United States) or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Cirus a written opinion of counsel, reasonably acceptable to Cirus to that effect.

         The THC Shareholders acknowledge that the certificates representing the Acquisition Shares shall bear the following legend:

                  NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT THE SHARES MAY BE TRANSFERRED WITHOUT REGISTRATION PURSUANT TO AN EXEMPTION.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                    OF CIRUS

Representations and Warranties

3.1 Cirus represents and warrants in all material respects to THC, with the intent that THC will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Cirus - Corporate Status and Capacity

         (a) Incorporation. Cirus is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

         (b) Carrying on Business. Cirus carries on business primarily in the States of New York and Florida only and does not carry on any material business activity in any other jurisdictions. Cirus has offices in Flushing, New York, Huntington, New York, Copaigue, New York, Freeport, New York, and Miami, Florida and in no other locations. The nature of the Cirus Business does not require Cirus to register or otherwise be qualified to carry on business in any other jurisdictions;

         (c) Corporate Capacity. Cirus has the corporate power, capacity and authority to own the Cirus Assets and to enter into and complete this Agreement;

         (d) Reporting Status; Listing. Cirus is required to file current reports with the Securities and Exchange Commission pursuant to section 15(d) of the Securities Exchange Act of 1934, the Cirus Common Shares are quoted on the NASD "Bulletin Board", and all reports required to be filed by Cirus with the Securities and Exchange Commission or NASD have been timely filed;

Acquirer - Corporate Status and Capacity

         (e) Incorporation. The Acquirer is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

         (f) Carrying on Business. Other than corporate formation and organization, the Acquirer has not carried on business activities to date.

         (g) Corporate Capacity. The Acquirer has the corporate power, capacity and authority to enter into and complete this Agreement;

Cirus - Capitalization

         (h) Authorized Capital. The authorized capital of Cirus consists of 100,000,000 Cirus Common Shares, $0.0001 par value and 5,000,000 shares of preferred stock. $0.0001 par value, of which 51,820,890 Cirus Common Shares, 1,000 shares of Series A Convertible Preferred Stock and 360 shares of Series B Convertible Preferred Stock are presently issued and outstanding;

         (i) No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of Cirus Common Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of Cirus;

         (j) Capacity. Cirus has the full right, power and authority to enter into this Agreement on the terms and conditions contained herein;

Acquirer Capitalization

         (k) Authorized Capital. The authorized capital of the Acquirer consists of 200 shares of common stock, $.001 par value, of which one share of common stock is presently issued and outstanding;

         (l) No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any common or preferred shares in Acquirer or for the purchase, subscription or issuance of any of the unissued shares in the capital of Acquirer;

         (m) Capacity. The Acquirer has the full right, power and authority to enter into this Agreement on the terms and conditions contained herein;

Cirus - Records and Financial Statements

         (n) Charter Documents. The charter documents of Cirus and the Acquirer have not been altered since the incorporation of each, respectively, except as filed in the record books of Cirus or the Acquirer, as the case may be;

         (o) Corporate Minute Books. The corporate minute books of Cirus and its subsidiaries are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by Cirus and its subsidiaries which required director or shareholder approval are reflected on the corporate minute books of Cirus and its subsidiaries. Cirus and its subsidiaries are not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws.

         (p) Cirus Financial Statements. The Cirus Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Cirus, on a consolidated basis, as of the respective dates thereof, and the sales and earnings of the Cirus Business during the periods covered thereby, in all material respects and have been prepared in substantial accordance with generally accepted accounting principles consistently applied;

         (q) Cirus Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of Cirus or its subsidiaries which are not disclosed in Schedule "B" hereto or reflected in the Cirus Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the Cirus Financial Statements, and neither Cirus nor its subsidiaries have guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of Cirus and its subsidiaries as of December 31, 2001 are described in Schedule "B" hereto;

         (r) Cirus Accounts Receivable. All the Cirus Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of Cirus, any claim by the obligor for set-off or counterclaim;

         (s) Cirus Bank Accounts. All of the Cirus Bank Accounts, their location, numbers and the authorized signatories thereto are as set forth in Schedule "D" hereto;

         (t) No Debt to Related Parties. Except as disclosed in Schedule "E" hereto, neither Cirus nor its subsidiaries are, and on Closing will not be, materially indebted to any affiliate, director or officer of Cirus except accounts payable on account of bona fide business transactions of Cirus incurred in normal course of the Cirus Business, including employment agreements, none of which are more than 30 days in arrears;

         (u) No Related Party Debt to Cirus. No director or officer or affiliate of Cirus is now indebted to or under any financial obligation to Cirus or its subsidiaries on any account whatsoever, except for advances on account of travel and other expenses not exceeding $5,000 in total;

         (v) No Dividends. No dividends or other distributions on any shares in the capital of Cirus have been made, declared or authorized since the date of Cirus Financial Statements;

         (w) No Payments. No payments of any kind have been made or authorized since the date of the Cirus Financial Statements to or on behalf of officers, directors, shareholders or employees of Cirus or its subsidiaries or under any management agreements with Cirus or its subsidiaries, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

         (x) No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Cirus or its subsidiaries;

         (y)      No Adverse Events. Since the date of the Cirus Financial
                  Statements

                  (i) there has not been any material adverse change in the financial position or condition of Cirus, its subsidiaries, its liabilities or the Cirus Assets or any damage, loss or other change in circumstances materially affecting Cirus, the Cirus Business or the Cirus Assets or Cirus' right to carry on the Cirus Business, other than changes in the ordinary course of business,

                  (ii) there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Cirus, its subsidiaries, the Cirus Business or the Cirus Assets,

                  (iii) there has not been any material increase in the compensation payable or to become payable by Cirus to any of Cirus' officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

                  (iv) the Cirus Business has been and continues to be carried on in the ordinary course,

                  (v) Cirus has not waived or surrendered any right of material value,

                  (vi) Neither Cirus nor its subsidiaries have discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

                  (vii) no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made;

         (z) Current fixed operating expenses. The monthly fixed operating expenses for Cirus (consisting of lease commitments, interest and amortization of debt) for the six months ending June 30, 2002, on a consolidated basis excluding such expenses for THC, shall not exceed $55,000 per month.

Cirus - Income Tax Matters

         (z) Tax Returns. All tax returns and reports of Cirus and its subsidiaries required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by Cirus and its subsidiaries or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

         (aa) Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Cirus or its subsidiaries. Cirus is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

Cirus - Applicable Laws and Legal Matters

         (bb) Licenses. Cirus and its subsidiaries hold all licenses and permits as may be requisite for carrying on the Cirus Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the Cirus Business;

         (cc) Applicable Laws. Neither Cirus nor its subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the Cirus Business, and to Cirus' knowledge, neither Cirus nor its subsidiaries are in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the Cirus Business;

         (dd) Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to Cirus, its subsidiaries, the Cirus Business, or any of the Cirus Assets nor does Cirus have any knowledge of any deliberate act or omission of Cirus or its subsidiaries that would form any material basis for any such action or proceeding;

         (ee) No Bankruptcy. Neither Cirus nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Cirus or its subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Cirus or its subsidiaries;

         (ff) Labor Matters. Neither Cirus nor its subsidiaries are party to any collective agreement relating to the Cirus Business with any labor union or other association of employees and no part of the Cirus Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of Cirus, has made any attempt in that regard;

         (gg) Finder's Fees. Neither Cirus nor its subsidiaries are party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

         (hh) Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Cirus and the Acquirer;

         (ii) No Violation or Breach. The execution and performance of this Agreement will not

                  (i) violate the charter documents of Cirus or the Acquirer or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Cirus or its subsidiaries are party,

                  (ii) give any person any right to terminate or cancel any agreement including, without limitation, the Cirus Material Contracts, or any right or rights enjoyed by Cirus or its subsidiaries,

                  (iii) result in any alteration of Cirus' or its subsidiaries' obligations under any agreement to which Cirus or its subsidiaries are party including, without limitation, the Cirus Material Contracts,

                  (iv) result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Cirus Assets,

                  (v) result in the imposition of any tax liability to Cirus or its subsidiaries relating to the Cirus Assets, or

                  (vi) violate any court order or decree to which either Cirus or its subsidiaries are subject;

The Cirus Assets - Ownership and Condition

         (jj) Business Assets. The Cirus Assets comprise all of the property and assets of the Cirus Business, and no other person, firm or corporation owns any assets used by Cirus or its subsidiaries in operating the Cirus Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in Schedules "F" or "I" hereto;

         (kk) Title. Cirus or its subsidiaries are the legal and beneficial owner of the Cirus Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in Schedules "F" or "I" hereto;

         (ll) No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Cirus Assets;

         (mm) Cirus Insurance Policies. Cirus and its subsidiaries maintain the public liability insurance and insurance against loss or damage to the Cirus Assets and the Cirus Business as described in Schedule "G" hereto; -

         (nn) Cirus Material Contracts. The Cirus Material Contracts listed in Schedule "I" constitute all of the material contracts of Cirus and its subsidiaries;

         (oo) No Default. There has not been any default in any material obligation of Cirus or any other party to be performed under any of the Cirus Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in Schedule "I" hereto), and Cirus is not aware of any default in the obligations of any other party to any of the Cirus Material Contracts;

         (pp) No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Cirus or its subsidiaries. Neither Cirus nor its subsidiaries are obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

Cirus Assets - Cirus Equipment

         (qq) Cirus Equipment. The Cirus Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition;

Cirus Assets - Cirus Goodwill and Other Assets

         (rr) Cirus Goodwill. Cirus and its subsidiaries carry on the Cirus Business only under the name "Cirus Telecom" and "Cirus Talk" and variations thereof and under no other business or trade names. Cirus does not have any knowledge of any infringement by Cirus or its subsidiaries of any patent, trademarks, copyright or trade secret;

The Cirus Business

         (ss) Maintenance of Business. Since the date of the Cirus Financial Statements, the Cirus Business has been carried on in the ordinary course and Cirus and its subsidiaries have not entered into any material agreement or commitment except in the ordinary course and except as disclosed herein;

         (tt) Subsidiaries. Except for the Acquirer, Cirus Talk, Inc. and Cirus Communications Inc., Cirus does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm; and

Cirus - Acquisition Shares

         (uu) Acquisition Shares. The Acquisition Shares when delivered to the holders of THC Shares pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of Cirus, in all cases subject to the provisions and restrictions of all applicable securities laws.

Non-Merger and Survival

3.2 The representations and warranties of Cirus contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by THC or the THC Shareholders, the representations and warranties of Cirus shall survive the Closing in the manner set forth in Article 11 below.


                                    ARTICLE 4
                               COVENANTS OF CIRUS

Covenants

4.1      Cirus covenants and agrees with THC that it will:

         (a) Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

         (b) Preservation of Business. Until the Closing, use its best efforts to preserve the Cirus Business and the Cirus Assets and, without limitation, preserve for THC Cirus' and its subsidiaries' relationships with their suppliers, customers and others having business relations with them;

         (c) Access. Until the Closing, give THC, the THC Shareholders, and their representatives full access to all of the properties, books, contracts, commitments and records of Cirus, and furnish to THC, the THC Shareholders and their representatives all such information as they may reasonably request;

         (d) Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the Cirus Assets notwithstanding the change in control of THC arising from the Merger; and


Authorization

4.2 Cirus hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting Cirus and its subsidiaries to release any and all information in their possession respecting Cirus and its subsidiaries to THC. Cirus shall promptly execute and deliver to THC any and all consents to the release of information and specific authorizations which THC reasonably requires to gain access to any and all such information.

                                    ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES OF
                          THC AND THE THC SHAREHOLDERS

Representations and Warranties

5.1 THC and the THC Shareholders jointly and severally represent and warrant in all material respects to Cirus, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

THC - Corporate Status and Capacity

         (a) Incorporation. THC is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

         (b) Carrying on Business. THC carries on business primarily in the States of New York and Florida and does not carry on any material business activity in any other jurisdiction. THC has offices in , New York and ___Florida and in no other locations. The nature of the THC Business does not require THC to register or otherwise be qualified to carry on business in any other jurisdiction;

         (c) Corporate Capacity. THC has the corporate power, capacity and authority to own THC Assets, to carry on the Business of THC and to enter into and complete this Agreement;

THC - Capitalization

         (d) Authorized Capital. The authorized capital of THC consists of 1,500 common shares, no par value;


         (e) Ownership of THC Shares. The issued and outstanding share capital of THC will on Closing consist of 1,500 common shares (being the THC Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The THC Shareholders will be at Closing the registered and beneficial owner of 1,500 THC Shares. The THC Shares owned by the THC Shareholders will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever;

         (f) No Option. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement or option for the acquisition of THC Shares held by the THC Shareholders or for the purchase, subscription or issuance of any of the unissued shares in the capital of THC;

         (g) No Restrictions. There are no restrictions on the transfer, sale or other disposition of THC Shares contained in the charter documents of THC or under any agreement;

THC - Records and Financial Statements

         (h) Charter Documents. The charter documents of THC have not been altered since its incorporation date, except as filed in the record books of THC;

         (i) Corporate Minute Books. The corporate minute books of THC are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by THC which required director or shareholder approval are reflected on the corporate minute books of THC. THC is not in violation or breach of, or in default with respect to, any term of its Certificates of Incorporation (or other charter documents) or by-laws.

         (j) THC Financial Statements. Representatives of Cirus have reviewed financial information of THC and have satisfied themselves as to the accuracy of information maintained by THC's management. THC does not have any financial statements available which are prepared and presented in accordance with generally accepted accounting principles. Cirus and Acquirer further acknowledge that the losses reported by THC in their Federal income tax returns for the year ended December 31, 2000 may have been understated or may have to be adjusted for uncollectable receivables of up to $400,000. Accordingly, Cirus and Acquirer acknowledge that the losses form operations of THC may be $700,000 for the year ended December 31, 2001;



         (k) THC Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of THC which are not disclosed in Schedule "K" hereto or reflected in the THC Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the THC Financial Statements, and neither THC nor its subsidiaries have guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of THC as of December 31, 2001 are described in Schedule "K" hereto;

         (l) THC Accounts Receivable. All THC Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of THC, any claim by the obligor for set-off or counterclaim (provided, however, that the writing off of uncollectable accounts may reduce the accounts receivable by up to $400,000);

         (m) THC Bank Accounts. All of the THC Bank Accounts, their location, numbers and the authorized signatories thereto are as set forth in Schedule "M" hereto;

         (n) No Debt to Related Parties. Except as disclosed in Schedule "N" hereto, neither THC nor its subsidiaries are, and on Closing will not be, materially indebted to the THC Shareholders nor to any family member thereof, nor to any affiliate, director or officer of THC or the THC Shareholders except accounts payable on account of bona fide business transactions of THC incurred in normal course of THC Business, including employment agreements with the THC Shareholders, none of which are more than 30 days in arrears;

         (o) No Related Party Debt to THC. Neither the THC Shareholders nor any director, officer or affiliate of THC are now indebted to or under any financial obligation to THC on any account whatsoever, except for advances on account of travel and other expenses not exceeding $5,000 in total;

         (p) No Dividends. No dividends or other distributions on any shares in the capital of THC have been made, declared or authorized since the date of the THC Financial Statements;

         (q) No Payments. No payments of any kind have been made or authorized since the date of the THC Financial Statements to or on behalf of the THC Shareholders or to or on behalf of officers, directors, shareholders or employees of THC or under any management agreements with THC, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

         (r) No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting THC;

         (s)      No Adverse Events. Since the date of the THC Financial
                  Statements:

                  (i) there has not been any material adverse change in the consolidated financial position or condition of THC, its subsidiaries, its liabilities or the THC Assets or any damage, loss or other change in circumstances materially affecting THC, the THC Business or the THC Assets or THC's right to carry on the THC Business, other than changes in the ordinary course of business,

                  (ii) there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting THC, the THC Business or the THC Assets,

                  (iii) there has not been any material increase in the compensation payable or to become payable by THC to the THC Shareholders or to any of THC's officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

                  (iv) the THC Business has been and continues to be carried on in the ordinary course,

                  (v) neither THC nor its subsidiaries have waived or surrendered any right of material value,

                  (vi) neither THC nor its subsidiaries have has discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

                  (vii) no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made;

THC - Income Tax Matters

         (t) Tax Returns. All tax returns and reports of THC required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by THC or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

         (u) Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by THC. THC is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

THC - Applicable Laws and Legal Matters

         (v) Licenses. THC hold all licenses and permits as may be requisite for carrying on the THC Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the THC Business;

         (w) Applicable Laws. Neither THC nor its subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the THC Business, and, to THC's knowledge, neither THC nor its subsidiaries are in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the THC Business;


         (x) Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to THC, the THC Business, or any of the THC Assets, nor does THC have any knowledge of any deliberate act or omission of THC that would form any material basis for any such action or proceeding;

         (y) No Bankruptcy. Neither THC nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against THC and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of THC;

         (z) Labor Matters. Neither THC nor its subsidiaries are party to any collective agreement relating to the THC Business with any labor union or other association of employees and no part of the THC Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of THC, has made any attempt in that regard and neither THC nor its subsidiaries have any reason to believe that any current employees will leave THC's employ as a result of this Merger.

         (aa) Finder's Fees. Neither THC nor its subsidiaries are party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

         (bb) Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of THC;

         (cc) No Violation or Breach. The execution and performance of this Agreement will not

                  (i) violate the charter documents of THC or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which THC are party,

                  (ii) give any person any right to terminate or cancel any agreement including, without limitation, THC Material Contracts, or any right or rights enjoyed by THC,

                  (iii) result in any alteration of THC's or its subsidiaries' obligations under any agreement to which either THC are party including, without limitation, the THC Material Contracts,

                  (iv) result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in flavor of a third party upon or against the THC Assets,

                  (v) result in the imposition of any tax liability to THC relating to THC Assets, THC Shares or shares of its subsidiaries' equity stock, or

                  (vi) violate any court order or decree to which either THC are subject;


THC Assets - Ownership and Condition

         (dd) Business Assets. The THC Assets comprise all of the property and assets of the THC Business, and neither the THC Shareholders nor any other person, firm or corporation owns any assets used by THC in operating the THC Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in Schedules "O" or "R" hereto;

         (ee) Title. THC are the legal and beneficial owner of the THC Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in Schedules "O" or "R" hereto;

         (ff) No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the THC Assets;

         (gg) THC Insurance Policies. THC maintain the public liability insurance and insurance against loss or damage to the THC Assets and the THC Business as described in Schedule "P" hereto;

         (hh) THC Material Contracts. The THC Material Contracts listed in Schedule "R" constitute all of the material contracts of THC;

         (ii) No Default. There has not been any default in any material obligation of THC or any other party to be performed under any of THC Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in Schedule "R"), and THC is not aware of any default in the obligations of any other party to any of the THC Material Contracts;

         (jj) No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of THC. Neither THC nor its subsidiaries is obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

THC Assets - THC Equipment

         (kk) THC Equipment. The THC Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition;

THC Assets - THC Goodwill and Other Assets

         (ll) THC Goodwill. THC carry on the THC Business only under the names "THC" and "THC International" and variations thereof and under no other business or trade names. THC does not have any knowledge of any infringement by THC of any patent, trademark, copyright or trade secret;

The Business of THC

         (mm) Maintenance of Business. Since the date of the THC Financial Statements, the THC Business has been carried on in the ordinary course and neither THC nor its subsidiaries have entered into any material agreement or commitment except in the ordinary course; and

         (nn) Subsidiaries. THC does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm and THC does not own any subsidiary and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Non-Merger and Survival

5.2 The representations and warranties of THC and the THC Shareholders contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Cirus, the representations and warranties of THC and the THC Shareholders shall survive the Closing in the manner set forth in Article 11, below.

                                    ARTICLE 6
                              COVENANTS OF THC AND
                              THE THC SHAREHOLDERS

Covenants

6.1  THC and the THC Shareholders covenant and agree with Cirus that they will:

         (a) Conduct of Business. Until the Closing, conduct the THC Business diligently and in the ordinary course consistent with the manner in which the THC Business generally has been operated up to the date of execution of this Agreement;

         (b) Preservation of Business. Until the Closing, use their best efforts to preserve the THC Business and the THC Assets and, without limitation, preserve for Cirus THC's and its subsidiaries' relationships with their suppliers, customers and others having business relations with them;

         (c) Access. Until the Closing, give Cirus and its representatives full access to all of the properties, books, contracts, commitments and records of THC relating to THC, the THC Business and the THC Assets, and furnish to Cirus and its representatives all such information as they may reasonably request;

         (d) Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the THC Assets, including the THC Material Contracts, notwithstanding the change in control of THC arising from the Merger;

         (e) Reporting and Internal Controls. From and after the Effective Time, the THC Shareholders shall forthwith take all required actions to implement internal controls on the business of the Surviving Company to ensure that the Surviving Company and Cirus comply with Section 13b(2) of the Securities and Exchange Act of 1934;

         (f) Audited Financial Statements. Following the Closing, THC will cooperate with Cirus in the preparation of audited financial statements of THC in compliance with the requirements of Regulation SB as promulgated by the Securities and Exchange Commission.


Authorization

6.2 THC hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting THC to release any and all information in their possession respecting THC to Cirus. THC shall promptly execute and deliver to Cirus any and all consents to the release of information and specific authorizations which Cirus reasonably require to gain access to any and all such information.

Survival

6.3 The covenants set forth in this Article shall survive the Closing for the benefit of Cirus.


                                    ARTICLE 7
                              CONDITIONS PRECEDENT

Conditions Precedent in favor of Cirus

7.1 Cirus' obligations to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

         (a) all documents or copies of documents required to be executed and delivered to Cirus hereunder will have been so executed and delivered;

         (b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by THC or the THC Shareholders at or prior to the Closing will have been complied with or performed;

         (c) Cirus shall have completed its review and inspection of the books and records of THC and shall be satisfied with same in all material respects;

         (d) title to the THC Shares held by the THC Shareholders and to the THC Assets will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed herein;

         (e) the Certificate of Merger shall be executed by THC in form acceptable for filing with the Delaware Secretary of State;

         (f)      subject to Article 8 hereof, there will not have occurred

                  (i) any material adverse change in the financial position or condition of THC, its subsidiaries, their liabilities or the THC Assets or any damage, loss or other change in circumstances materially and adversely affecting the THC Business or the THC Assets or THC's right to carry on the THC Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

                  (ii) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to THC or the THC Business (whether or not covered by insurance) materially and adversely affecting THC, its subsidiaries, the THC Business or the THC Assets;

         (g) Cirus' issued and outstanding common share capital shall be reduced to 27,620,890 Cirus Common Shares by the return to treasury of 24,200,000 Cirus Common Shares and Cirus shall have received a release in form satisfactory to THC from the persons returning such shares in that regard; and

         (h) the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any.

Waiver by Cirus

7.2 The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Cirus and any such condition may be waived in whole or in part by Cirus at or prior to Closing by delivering to THC a written waiver to that effect signed by Cirus. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing Cirus shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of THC and the THC Shareholders

7.3 The obligation of THC and the THC Shareholders to carry out the transactions contemplated hereby is subject to the fulfillment of each of the following conditions precedent on or before the Closing:

         (a) all documents or copies of documents required to be executed and delivered to THC hereunder will have been so executed and delivered;

         (b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by Cirus at or prior to the Closing will have been complied with or performed;

         (c) THC shall have completed its review and inspection of the books and records of Cirus and its subsidiaries and shall be satisfied with same in all material respects;

         (d) Cirus will have delivered the Acquisition Shares to be issued pursuant to the terms of the Merger to THC at the Closing and the Acquisition Shares will be registered on the books of Cirus in the names of the holders of THC Shares at the Effective Time;

         (e) title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

         (f) the Certificate of Merger shall be executed by the Acquirer in form acceptable for filing with the Delaware Secretary of State;

         (g)      subject to Article 8 hereof, there will not have occurred

                  (i) any material adverse change in the financial position or condition of Cirus, its subsidiaries, their liabilities or the Cirus Assets or any damage, loss or other change in circumstances materially and adversely affecting Cirus, the Cirus Business or the Cirus Assets or Cirus' right to carry on the Cirus Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

                  (ii) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Cirus or the Cirus Business (whether or not covered by insurance) materially and adversely affecting Cirus, its subsidiaries, the Cirus Business or the Cirus Assets;

         (h) Cirus' issued and outstanding common share capital shall be reduced to 26,620,890 Cirus Common Shares by the return to treasury of 24,200,000 Cirus Common Shares and Cirus shall have received a release in form satisfactory to THC from the persons returning such shares in that regard;

         (i) the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

         (j) Cirus shall have filed all reports due from it under the Securities Exchange Act of 1934, as amended and each such report shall comply in all material respects with applicable forms and regulations applicable thereto;

         (k) the Cirus Common Shares shall be continually quoted on the National Association of Securities Dealers, Inc. OTCBB and Cirus shall not have received any notice that any process has been initiated to stop such quotations, or be aware that any condition exists which would result in such Shares no longer being quoted after the passage of time; and

         (l) Cirus has not received any Notice that the Securities Exchange Commission or any state securities agency initiated a proceeding to suspend trading of the Cirus Common Shares nor shall such an order shall be in effect.

Waiver by THC and the THC Shareholders

7.4 The conditions precedent set out in the preceding section are inserted for the exclusive benefit of THC and the THC Shareholders and any such condition may be waived in whole or in part by THC or the THC Shareholders at or prior to the Closing by delivering to Cirus a written waiver to that effect signed by THC and the THC Shareholders. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing THC and the THC Shareholders shall be released from all obligations under this Agreement.

Nature of Conditions Precedent

7.5 The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions of precedent in favor of the other party or parties set forth in this Article.

Termination

7.6 Notwithstanding any provision herein to the contrary, if the Closing does not occur on or before January 18, 2002, this Agreement will be at an end and will have no further force or effect, unless otherwise agreed upon by the parties in writing.

Confidentiality

7.7 Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from THC and Cirus and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that Cirus will be required to issue news releases regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of Cirus' filings with the Securities and Exchange Commission.

No-Shop Provision

7.8 From the date hereof until the close of business on January 18, 2002, the parties hereto agree that they shall not, nor will they cause their directors, officers, employees, agents and representatives to, directly or indirectly, solicit or entertain offers from, hold meetings or discussions with, or in any manner encourage, accept or consider any proposal of, any other person relating to the acquisition of either THC or CTLE, shares of their capital stock, securities convertible into or exchangeable for shares of their capital stock, or their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, original issuance, or otherwise. THC or CTLE will immediately notify the other parties hereto in writing regarding any such contact from the date hereof until the close of business on January 18, 2002.


                                    ARTICLE 8
                                      RISK

Material Change in the Business of THC

8.1 If any material loss or damage to the THC Business occurs prior to Closing and such loss or damage, in Cirus' reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Cirus shall, within two (2) days following any such loss or damage, by notice in writing to THC, at its option, either:

         (a) terminate this Agreement, in which case no party will be under any further obligation to any other party; or

         (b) elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Cirus' obligations to carry out the transactions contemplated hereby, be vested in THC or otherwise adequately secured to the satisfaction of Cirus on or before the Closing Date.

Material Change in the Cirus Business

8.2 If any material loss or damage to the Cirus Business occurs prior to Closing and such loss or damage, in THC's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, THC shall, within two (2) days following any such loss or damage, by notice in writing to Cirus, at its option, either:

         (a) terminate this Agreement, in which case no party will be under any further obligation to any other party; or

         (b) elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to THC's obligations to carry out the transactions contemplated hereby, be vested in Cirus or otherwise adequately secured to the satisfaction of THC on or before the Closing Date.

                                    ARTICLE 9
                                     CLOSING

Closing

9.1 The Merger and the other transactions contemplated by this Agreement will be closed at the Place of Closing in accordance with the closing procedure set out in this Article.

Documents to be Delivered by THC

9.2 On or before the Closing, THC and the THC Shareholders will deliver or cause to be delivered to Cirus:

         (a) the original or certified copies of the charter documents of THC and all corporate records documents and instruments of THC, the corporate seal of THC and all books and accounts of THC;

         (b) all reasonable consents or approvals required to be obtained by THC for the purposes of completing the Merger and preserving and maintaining the interests of THC under any and all THC Material Contracts and in relation to THC Assets;

         (c) certified copies of such resolutions of the shareholders and directors of THC as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

         (d) an acknowledgement from THC and the THC Shareholders of the satisfaction of the conditions precedent set forth in section
                  7.3 hereof;

         (e)      the Certificate of Merger, duly executed by THC; and

         (f) such other documents as Cirus may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by Cirus

9.3 On or before the Closing, Cirus shall deliver or cause to be delivered to THC and the THC Shareholders:

         (a) share certificates representing the Acquisition Shares duly registered in the names of the holders of shares of THC Common Stock;

         (b) certified copies of such resolutions of the directors of Cirus as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

         (c) a certified copy of a resolution of the directors of Cirus dated as of the Closing Date appointing the nominees of THC as officers of THC;

         (d) an undated resolution of the directors of Cirus appointing the nominees of the THC Shareholders listed below in Article 10 to the board of directors of Cirus;

         (e)      undated resignation of Kashif Syed as a director of Cirus;

         (f) an acknowledgement from Cirus of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

         (g) documentation evidencing the return to treasury of 24,200,000 Cirus Common Shares and release in form satisfactory to THC from the persons returning such shares;

         (h)      the Certificate of Merger, duly executed by the Acquirer; and

         (i) such other documents as THC may reasonably require to give effect to the terms and intention of this Agreement.


                                   ARTICLE 10
                              POST-CLOSING MATTERS

10.1 Forthwith after the Closing, Cirus, THC and the THC Shareholders agree to use all their best efforts to:

         (a) file the Certificate of Merger with Secretary of State of the State of Delaware;

         (b)      issue a news release reporting the Closing;

         (c) file with the Securities and Exchange Commission a report on Form 14f1 disclosing the change in control of Cirus and, 10 days after such filing, date the resolutions appointing to the board of directors of Cirus Angel Arias and Kevin Moran and forthwith date and accept the resignation of Kashif Sayed as a director of Cirus;

         (d) file Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement and, not less than 60 days following the filing of such Form 8-K, to file and amended Form 8-K which includes audited financial statements of THC as well as pro forma financial information of THC and Cirus as required by Regulation SB as promulgated by the Securities and Exchange Commission; and

         (e) file reports on Forms 13D and 3 with the Securities and Exchange Commission disclosing the acquisition of the Acquisition Shares by the THC Shareholders.


10.2 In the event Cirus does not raise $1,000,000 of gross proceeds from the sale or sales of equity securities of Cirus on or before the 90th day following the filing of a Form 8-K report containing all of the audited financial statements of THC and proforma financial information required under Regulation S-B (the "Measurement Date"), Cirus will issue the number additional Cirus Common Shares (the "Additional Acquisition Shares") to the THC Shareholders, in the proportion that each THC Shareholder received Initial Acquisition Shares, determined by subtracting the amount of gross proceeds raised from $1,000,000 and dividing the resulting sum by average closing bid prices for such shares for the ten trading days preceeding the Measurement Date. Such Additional Acquisition Shares will be issued and delivered to the THC Shareholders within five business days of the Measurement Date, fully paid and free of any liens and shall be deemed to be part of the initial consideration for the Merger.

                                   ARTICLE 11

                 SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

11.1 Survival of Covenants and Agreements. The respective representations, warranties, material covenants and agreements of the THC Shareholders and Cirus contained in this Agreement, or any Schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of two years from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the Schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 11 shall survive until such covenant, term or provision has been fully paid, performed or discharged.

11.2 Indemnification.

         (a) The THC Shareholders agree to indemnify and hold Cirus and its officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses, liabilities, assessments, judgments, costs or expenses (including, without limitation, penalties, interest and reasonable counsel fees and expenses), (each a "Claim"), in excess of $10,000 in the aggregate, as a result of or arising out of the material breach of any representation or warranty made by the Shareholders, or the failure of any material representation or warranty made by the Shareholders in this Agreement or in any Schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date or the non-performance by the THC Shareholders of any covenant, term or provision to be performed by them hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on Cirus.

         (b) Cirus agrees to indemnify and hold the THC Shareholders and each of their officers, directors, shareholders, employees, affiliates and agents harmless from Claims in excess of $10,000, in the aggregate, suffered or paid, directly or indirectly, as a result of or arising out of the material breach of any representation or warranty made by Cirus, or the failure of any material representation or warranty made by Cirus in this Agreement or in any Schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date or the non-performance by Cirus of any covenant, term or provision to be performed by them hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on the THC Shareholders, THC or Cirus.

11.3 Conditions of Indemnification.

         (a) A party entitled to indemnification hereunder (the "Indemnified Party") shall notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any Claim or potential liability for Taxes ("Tax Claim") which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim or Tax Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this
                  Article 11 within forty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or Tax Claim additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim or Tax Claim pursuant to Section 8.3(b) hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended (other than with respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim or Tax Claim within the time period referred to above shall not constitute a defense to a Claim or Tax Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

         (b) If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand or Tax Claim by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such Claim or demand Tax Claim at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, such right to contest or defend shall only apply if the Indemnifying Party gave written notice of its intention to assume the contest and defense of such Claim or demand Tax Claim to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of Claims or Tax Claim, and provided the Indemnified Party with appropriate assurances as to the creditworthiness of the Indemnifying Party, and that the Indemnifying Party will be in a position to pay all fees, expenses and judgments that might arise out of such Claim or demand Tax Claim. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand Tax Claim and the right, at its own expense, to participate in the defense of any Claim or Tax Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand Tax Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand Tax Claim. The Indemnifying Party shall have the right to settle or compromise any such Claim or demand Tax Claim without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim or demand Tax Claim and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand Tax Claim, the Indemnified Party shall have no obligation to do so.

11.4 Limitations on Indemnification for Breaches of Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, (a) the individual liability of the THC Shareholders under Section
11.2 for any liability arising as a result of the failure of Shareholders representations and warranties to be true and correct or arising for any other reason under Section 11.2, shall not exceed the number of shares received by the shareholder at Closing multiplied by the price of the shares (NASDAQ:OTC BB) on the day this Agreement is signed (the "Closing Value") and (b) the aggregate liability of Cirus and its affiliates under Section 11.2 for any liability arising as a result of the failure of Cirus' representations and warranties to be true and correct, shall not exceed the Closing Value.

11.5 Payment of Indemnification Liabilities.

         (a) Except as set forth in Section 11.5(b), all payments of claims to an indemnified party may be made by wire transfer of immediately available funds within 10 business days after the date of the notice of sums due and owing provided for in
                  Section 11.2, each THC Shareholder or Cirus may elect, at its option, to pay any claims to an indemnified party in shares of Cirus Common Stock, and the number of shares of Cirus Common Stock to be transferred or issued in satisfaction of such liabilities, and the terms of any such satisfaction of such liabilities, and the terms of any such transfer, shall be determined as set forth in Section 11.5(b).

         (b) In the event that a THC Shareholder or Cirus, in accordance with Section 11.5(a), elects or is required to pay any liabilities owing by it in shares of Cirus Common Stock, the number of shares to be transferred with respect to any such liability shall be determined by dividing the amount of such liability by the Applicable Average Share Value. The "Applicable Average Share Value" shall be equal to the average of the Daily Closing Prices for each of the ten business days immediately preceding the date of the notice provided for in
                  Section 11.2; and the "Daily Closing Price" for each such day shall be average of the last bid and ask price of Cirus Common Stock quoted on such day on the SmallCap Market (or such exchange or quotation system as shall report the trading prices of Purchaser Common Stock at the relevant time).

         (c) Cirus covenants and agrees that, in the event it issues any shares of Cirus Common Stock to THC Shareholder in payment of any claim of Shareholder ("Issued Indemnification Shares") hereby, it will take such actions as may be necessary to assure that, upon issuance, such Issued Indemnification Shares will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and will be registered on the stock certificate books and stock transfer ledgers of Cirus solely in the name of THC Shareholders. THC Shareholders will receive good and marketable title to any Issued Indemnification Shares within 10 business days after the date of the notice provided for in Section 11.2, free and clear of any and all liens.

         (d) THC Shareholders covenant and agree that, in the event it transfers any shares of Purchaser Common Stock to Purchaser in payment of any claims hereunder ("Surrendered Indemnification Shares"), it will take such actions as may be reasonably necessary to assure that, upon such transfer, the THC Shareholder shall have delivered to Cirus good and marketable title to such Surrendered Indemnification Shares, free and clear of any and all liens. Any such transfers of Surrendered Indemnification Shares will be made within 10 business days after the date of the notice provided for in Section 11.2.

                                   ARTICLE 12

                               INTERIM MANAGEMENT

12.1 Appointment of Interim Operating Officer. Amar Bahadoordingh is hereby appointed Interim Operating Officer of the Purchaser with the all powers and responsibilities of a chief executive officer from the date of this Agreement until either the tenth calendar day following the Closing and mailing of the statement required under Rule 14f-1or termination of this Agreement the ("Effective Date").

12.2 Operation of Cirus and THC in the Ordinary Course. Amar Bahadoordingh covenants and agrees that pending the Closing, the business of THC and Cirus shall be operated in the ordinary course of business consistent with past practice and except (i) the hiring of personnel set forth in Schedule 5A.2 hereto, which discloses name, title and salary; (ii) the payment of professional fees and services reasonably necessary to complete the transactions contemplated by the Agreement; or (iii) as otherwise agreed in writing by Amar Bahadoordingh:

         (a) Maintenance of Physical Assets. Cirus and THC shall continue to maintain and service the physical assets used in the conduct of their respective businesses in the same manner as has been its consistent past practice.

         (b) Employees and Business Relations. Cirus and THC shall use their respective best efforts to keep available the services of the present employees and agents of their respective businesses and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with them.

         (d) Compliance with Laws, etc. Cirus and Ascot shall comply with all laws, ordinances, rules, regulations and orders applicable to their respective businesser, or operations, assets or properties in respect thereof, the noncompliance with which might materially affect their business or the assets.

         (e) Sale of Assets; Negotiations. Cirus shall not, directly or indirectly, sell or encumber all or any part of the assets of THC, other than in the ordinary course of THC's business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Cirus shall not provide any confidential information concerning the THC's business or its properties or assets or any third party.

         (f) Checks. Amar Bahadoordingh will not permit Cirus to issue any check in an amount of $1,000 or group of checks in an amount exceeding $10,000 except the payment of existing liabilities or ordinary expenses of Cirus or professionals necessary for the transaction contemplated hereby.

12.3 Termination. In the event the transactions contemplated by this Agreement are not consummated by January 18, 2002, Amar Bahadoordingh and the persons set forth on Schedule 12.2 shall resign and return all documents and property of the Cirus in their possession to Amar Bahadoordingh .

12.4 Survival. Notwithstanding anything to the contrary contained herein, the covenants of Cirus and Amar Bahadoordingh contained in this Article 12 shall survive the termination of this Agreement and THC shall indemnify Cirus from any damages resulting from breach of these covenants and agreements whether or not the transactions contemplated hereby are consummated.

                                   ARTICLE 13
                               GENERAL PROVISIONS

Arbitration

13.1 The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith. If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in the City of New York, New York.

Notice

13.2 Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail, or telecopier. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by telecopier shall be deemed to have been received on the actual date of delivery.

Addresses for Service

13.3 The address for service of notice of each of the parties hereto is as follows:

         (a)      Cirus or the Acquirer:

                  Cirus Telecom Inc.
                  Attention: Amar Bahadoorsingh
                  4306 Main Street
                  Flushing, NY 11355

                  Telecopier: (646) 349-4993

         (b)      THC or the THC Shareholders

                  THC Internet Solutions, Inc.
                  2557 Amsterdam Avenue
                  New York, NY  10033

                  Telecopier:  (212) 781-4036

                       with a required copy to:

                  Herbert H. Sommer, Esq.
                  Sommer & Schneider LLP
                  595 Stewart Avenue, Suite 710
                  Garden City, NY  11530

                  Telecopier:  (515) 228-8211

Change of Address

13.4 Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

13.5 Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

13.6 Time is expressly declared to be the essence of this Agreement.

Entire Agreement

13.7 The provisions contained herein constitute the entire agreement among THC, the THC Shareholders, the Acquirer and Cirus respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among THC, the THC Shareholders, the Acquirer and Cirus with respect to the subject matter hereof.

Enurement

13.8 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

13.9 This Agreement is not assignable without the prior written consent of the parties hereto.

Counterparts

13.10 This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Applicable Law

13.11    This Agreement is subject to the laws of the State of New York.

                  [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

                                     CIRUS TELECOM, INC.



                                     By:
                                        ----------------------------------------
                                        Amar Bahadoorsingh, President


                                     THC ACQUISITION CORP.



                                     By: /s/ AMAR BAHADOORSINGH
                                        ----------------------------------------
                                        Amar Bahadoorsingh, President


                                     THC INTERNET SOLUTIONS, INC.



                                     By: /s/ JEFFREY L. COOK
                                        ----------------------------------------
                                        Jeffrey L. Cook, President


                                     /s/ FANNY LEWANDOWSKI
                                     -----------------------------------
                                     FANNY LEWANDOWSKI


                                     /s/ JEFFREY L. COOK
                                     -----------------------------------
                                     JEFFREY L. COOK


                                     /s/ KEVIN MORAN
                                     -----------------------------------
                                     KEVIN MORAN


                                     /s/ ANGEL ARIAS
                                     -----------------------------------
                                     ANGEL ARIAS





This is Page 35 to the Agreement and Plan of Merger dated January __, 2002 among Cirus Telecom, Inc., THC Acquisition Corp., THC Internet Solutions, Inc., Fanny Lewandowski, Jeffrey L. Cook, Angel Arias and Kevin Moran.